Exhibit 10.1

ANNUAL INCENTIVE COMPENSATION PAYROLL PRACTICE

As Amended and Restated Effective January 1, 2005

NEWMONT

ANNUAL INCENTIVE COMPENSATION PAYROLL PRACTICE

(Effective as of January 1, 2005)

PURPOSE

The purpose of this payroll practice is to provide to those employees of Newmont Mining and its Affiliated Entities that participate in this payroll practice a more direct interest in the success of the operations of Newmont Mining. Employees of Newmont Mining and participating Affiliated Entities will be rewarded in accordance with the terms and conditions described below.

This payroll practice is intended to be a payroll practice described in Department of Labor Regulation Section 2510.3-1(b) and shall not be considered a plan subject to the Employee Retirement Income Security Act of 1974, as amended.

DEFINITIONS

1.1 “Affiliated Entity(ies)” means any corporation or other entity, now or hereafter formed, that is or shall become affiliated with Newmont Mining, either directly or indirectly, through stock ownership or control, and which is (a) included in the controlled group of corporations (within the meaning of Code Section 1563(a) without regard to Code Section 1563(a)(4) and Code Section 1563(e)(3)(C)) in which Newmont Mining is also included and (b) included in the group of entities (whether or not incorporated) under common control (within the meaning of Code Section 414(c)) in which Newmont Mining is also included.

1.2 “Consolidated Free Cash Flow” or “FCF” means Newmont Mining’s consolidated cash provided by operating activities, plus or minus (+/-) consolidated cash used in investing activities, for the calendar year after adjusting to normalize for the effects of gold, copper and zinc prices and Australian and Canadian dollar exchange rates. Certain items, including, but not limited to, hedge book transactions, property or investment sales, acquisitions and investments (including auction-rate securities) and unbudgeted payments for contingent liabilities and legal settlements shall be excluded from the calculation of FCF.

1.3 “Board” means the Board of Directors of Newmont Mining or its delegate.

1.4 “Bonus Eligible Earnings” means the total base salary and regular earnings (collectively, “regular earnings”) of the Employee during the calendar year. If an Employee is absent from work because of a work-related injury, the Employee’s “Bonus Eligible Earnings” will be determined by his actual gross base earnings during the calendar year. In the case of a Terminated Eligible Employee who is Disabled, “Bonus Eligible Earnings” will be determined by his actual gross base earnings, including short-term disability pay received during the calendar year, but excluding pay from any other source. If an Employee dies during the calendar year, the “Bonus Eligible Earnings” for such Terminated Eligible Employee will be determined by his actual gross base earnings. If an Employee is on active military duty during a calendar year, the “Bonus Eligible Earnings” will be determined by his actual gross base earnings during the calendar year, exclusive of any military pay. If an Employee does not receive a W-2, his “Bonus Eligible Earnings” shall be determined on the basis of his actual gross base earnings for the calendar year, or portion thereof, as shown on the payroll records of Newmont Mining or the Participating Employer. In all cases, an Employee’s “Bonus Eligible Earnings” shall be computed before reduction for pre-tax contributions to an employee benefit plan of Newmont Mining pursuant to Section 401(k) or Section 125 of the Code. In the event of a Change of Control, the Bonus Eligible Earnings of each eligible Employee shall be equal to such Employee’s base salary, on an annualized basis, as of the date immediately preceding the Change of Control and, in the case of a Terminated Eligible Employee, such Employee’s base salary for the calendar year through the date of termination of employment.

1.5 “Change of Control” means the occurrence of any of the following events:

(i) The acquisition in one or a series of transactions by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (x) the then outstanding shares of common stock of Newmont Mining (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of Newmont Mining entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from Newmont Mining other than an acquisition by virtue of the exercise of a conversion privilege, unless the security being so converted was itself acquired directly from Newmont Mining, (B) any acquisition by Newmont Mining, (C) any acquisition by any employee benefits plan (or related trust) sponsored or maintained by Newmont Mining or any corporation controlled by Newmont Mining or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) below; or

(ii) Individuals who, as of the Effective Date, constitute the Board of Directors of Newmont Mining (“Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of Newmont Mining; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Newmont Mining’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of Newmont Mining; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Newmont Mining or an acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns Newmont Mining or all or substantially all of Newmont Mining’s assets either directly or through one or more subsidiaries (a “Parent Company”)) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no person or entity (excluding Newmont Mining, any corporation resulting from such Business Combination, any employee benefits plan (or related trust) of Newmont Mining or its Affiliate or any corporation resulting from such Business Combination or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Business Combination, such Parent Company) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, unless such ownership resulted solely from ownership of securities of Newmont Mining, prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Business Combination, of the Parent Company) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of Newmont Mining, providing for such Business Combination; or

(iv) Approval by the stockholders of Newmont Mining of a complete liquidation or dissolution of Newmont Mining.

1.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.7 “Compensation Committee” means the Compensation Committee of the Board of Directors of Newmont Mining.

1.8 “Disability” means a condition such that the salaried Employee has terminated employment with Newmont Mining or Affiliated Entities with a disability and has begun receiving benefits from the Long Term Disability Plan of Newmont or a successor plan.

1.9 “Earnings per Share” or “EPS” means the reported earnings per share of Newmont Mining for the applicable calendar year, adjusted for the tax-affected impact of certain impairments of long-term assets, extraordinary items, unbudgeted payments for contingent liabilities or legal settlements, changes in U.S. generally accepted accounting principles and changes in Newmont Mining accounting policies during the applicable calendar year.

1.10 “Economic Performance Driver” means Earnings per Share, Consolidated Free Cash Flow, Proportional Net Asset Value per Share, Gross Margin and Reserve Replacement Ratio.

1.11 “Employee” means an employee of Newmont Mining or an Affiliated Entity who satisfied the conditions for this payroll practice and who is not (a) an individual who performs services for Newmont Mining or an Affiliated Entity under an agreement, contract or arrangement (which may be written or oral) between the employer and the individual or with any other organization that provides the services of the individual to the Employer pursuant to which the individual is initially classified or treated as an independent contractor or whose remuneration for services has not been treated initially as subject to the withholding of federal income tax pursuant to Code § 3401, or who is otherwise treated as an employee of an entity other than Newmont Mining or an Affiliated Entity, irrespective of whether he or she is treated as an employee of Newmont Mining or an Affiliated Entity under common-law employment principles or pursuant to the provisions of Code § 414(m), 414(n) or 414(o), even if the individual is subsequently reclassified as a common-law employee as a result of a final decree of a court of competent jurisdiction, the settlement of an administrative or judicial proceeding or a determination by the Internal Revenue Service, the Department of the Treasury or the Department of Labor, (b) an individual who is a leased employee, (c) a temporary employee, or (d) an individual covered by a collective bargaining agreement unless otherwise provided for in such agreement.

1.12 “Gross Margin” means the difference between consolidated revenues and consolidated costs applicable to sales (exclusive of depreciation, depletion and amortization), excluding the effect of any existing or new hedging arrangements. The year-end results are normalized for the effects of gold, copper and zinc prices and Australian and Canadian dollar exchange rates. A cost inflation or deflation adjustment is made for any major consumable input item when the unit cost changed by more than 10% from the budget rate.

1.13 “Key Objectives” means the key results expected by the end of the review period for an Employee, as established and administered through Newmont Mining’s performance management system.

1.14 “Newmont Mining” means Newmont Mining Corporation.

1.15 “Participating Employer” means Newmont Mining and any Affiliated Entity that enters into a participation agreement with the Board or its delegate which identifies such entity as a Participating Employer in this payroll practice.

1.16 “Pay Grade” means those jobs sharing a common salary range, as designated by the Board or its delegate.

1.17 “Corporate Performance Bonus” means the bonus payable to an Employee pursuant to Section III.

1.18 “Performance Rating Category” means the numerical category used to classify the performance of each Employee in accordance with Newmont Mining’s performance management system.

1.19 “Personal Performance Bonus” means the bonus payable to an Employee based on the individual performance of such Employee, as set forth in Section 4.2.

1.20 “Personal Performance Bonus Factor” means the factor used to determine an Employee’s Personal Performance Bonus, based upon the Performance Rating Category assigned to the Employee, in accordance with Section 4.1.

1.21 “Position(s)” means the defined job(s) held by an Employee during the calendar year.

1.22 “Proportional Net Asset Value per Share” or “NAV” means the net asset value per share of outstanding stock of Newmont Mining, calculated in the following manner. Proportionate pre-income tax free cash flow is based on the most recent approved budget for the calendar year. Net cash provided by operating activities, plus or minus (+/-) net cash used in investing activities, with hedged ounces calculated at contracted prices and excluding investments in auction-rate securities, provides the initial calculation. Proportionate interest expense is added back, proportionate interest income is deducted and proportionate exploration expenditure is added back. The resulting adjusted proportionate pre-income tax free cash flow is discounted at a standard discount rate (7% for 2004) and the result is multiplied by one minus an assumed standard tax rate (25% for 2004). Then, the proportionate cash and market value of securities held (based on volume weighted average market prices for the fourth quarter) is added and the proportionate share of debt (based on book value) is deducted. That result is then divided by Newmont Mining common shares outstanding at the applicable measurement date. The foregoing process is used to determine NAV as of the beginning of each calendar year. As of the end of each calendar year, the approved budget for the following calendar year, calculated as set forth above, would be used, with NAV calculated in excess of the amount budgeted using the beginning of the year metal prices, exchange rates, discount rate and assumed tax rate. In addition, dividends paid per share for the calendar year would be added back in to determine the end of calendar year NAV.

1.23 “Reserve Replacement Ratio” or “RRR” means a ratio calculated with a numerator consisting of additions to reserves for the calendar year plus any reserve adjustments for the calendar year, whether positive or negative, with a denominator equal to the depletion of reserves for the calendar year. Both the numerator and denominator exclude any acquisition or sale of reserves. All reserves shall be calculated based on Newmont Mining’s equity or economic interest, as applicable.

1.24 “Terminated Eligible Employee” means an Employee who terminates employment with Newmont Mining and/or a Participating Employer during the calendar year on account of death, retirement, Disability, or severance. The Vice President of Human Resources of Newmont Mining (or his or her delegate) may, in his/her sole discretion, also designate in writing other Employees who terminate employment during the calendar year under other circumstances as “Terminated Eligible Employees.”

ELIGIBILITY

All Employees of Newmont Mining and/or a Participating Employer are potentially eligible to receive a bonus payment under this payroll practice, provided (i) they are on the payroll of Newmont Mining and/or a Participating Employer as of the last day of the calendar year, or (ii) they are a Terminated Eligible Employee with respect to such calendar year. Employees who are on short-term disability under the Short-Term Disability Plan of Newmont or a similar or a successor plan or not working because of a work-related injury as of the last day of the calendar year shall be eligible to receive a bonus under clause (i). Notwithstanding the foregoing provisions of this Section II, the Compensation Committee or the Vice President of Human Resources (or his or her delegate) may, prior to the end of the calendar year, exclude from eligibility for participation under this payroll practice with respect to the calendar year any Employee or Employees, as he or she may determine in his or her sole discretion.

CORPORATE PERFORMANCE BONUS

3.1 Eligibility for Corporate Performance Bonus. For the calendar year, the Corporate Performance Bonus will be determined pursuant to this section for each eligible Employee who is (a) in Pay Grade 109 and above on the last day of the calendar year (or was in such Pay Grade at the time of termination of employment); (b) each eligible Employee who is in Pay Grade 108 and below who is employed by the corporate office (including expatriate assignments) or at a non-site location, as determined by the Vice President of Human Resources (or his or her delegate), on the last day of the calendar year (or was in such Pay Grade and at such location at the time of termination of employment); and (c) any other employee or class of employees as determined by the Vice President of Human Resources (or his or her delegate). For the calendar year, the performance bonus for each eligible Employee who is in Pay Grade 108 or below on the last day of the calendar year (or was in such Pay Grade at the time of termination of employment) and who is not assigned to the corporate office or at a non-site location, will be determined in accordance with such performance factors, weighting factors and other methods of bonus determination as shall be established for each specific site or region by Newmont Mining for the calendar year. Each operating site shall develop its own critical performance indicators for this purpose.

3.2 Target Amounts for Economic Performance Drivers. The Compensation Committee shall establish both the targets and the minimum and maximum amounts for each

Economic Performance Driver on an annual basis. The target Earnings per Share, the target consolidated Free Cash Flow, the target for Gross Margin and the target Proportional Net Asset Value per Share, together with the applicable minimums and maximums for each such Economic Performance Driver, shall be established in United States dollars and cents and the target and minimum and maximum Reserve Replacement Ratio shall be established as a multiplier factor.

3.3 Actual Performance for Economic Performance Drivers. As soon as possible after the end of each calendar year, the Compensation Committee shall certify the extent to which actual performance met the target amounts for each Economic Performance Driver.

3.4 Aggregate Payout Percentage. An aggregate payout factor (the “Aggregate Payout Percentage”) will be calculated as follows:

(i) Calculating the Performance Percentage for each Economic Performance Driver. For each Economic Performance Driver, actual performance will be compared to the target, minimum and maximum amounts to arrive at a performance percentage (“Performance Percentage”) calculated as follows:

•	If the actual amount is less than the minimum amount, the Performance Percentage is zero;

•	If the actual amount is equal to the minimum amount, the Performance Percentage is 50%;

•	If the actual amount is less than the target amount and greater than the minimum amount, the Performance Percentage is the sum of (A) 50%, plus (B) the product of 50%, times a fraction, the numerator of which is the difference between the actual amount and the minimum amount, and the denominator of which is the difference between the target amount and the minimum amount;

•	If the actual amount is equal to the target amount, the Performance Percentage is 100%;

•	If the actual amount is greater than the target amount and less than the maximum amount, the Performance Percentage is the sum of (A) 100%, plus (B) a fraction, the numerator of which is the difference between the actual amount and the target amount, and the denominator of which is the difference between the maximum amount and the target amount; and

•	If the actual amount is greater than or equal to the maximum amount, the Performance Percentage is 200%.

(ii) Calculating the Payout Percentage for each Economic Performance Driver. The payout percentage for each Economic Performance Driver is the product of the Performance Percentage times the applicable weighting factor as listed in Appendix A (“Payout Percentage for each Economic Performance Driver”).

(iii) Calculating the Aggregate Payout Percentage. The Aggregate Payout Percentage is the sum of the Payout Percentages for each Performance Factor.

3.5 Determination of Target Performance Level. An Employee’s Target Performance Level is determined by the Employee’s Pay Grade pursuant to the table in Appendix B.

3.6 Determination of the Corporate Performance Bonus. The Corporate Performance Bonus for each eligible Employee is the product of the Aggregate Payout Percentage, times the Employee’s Target Performance Level, times the Employee’s Bonus Eligible Earnings.

3.7 Terminated Eligible Employees. Terminated Eligible Employees shall be eligible to receive a Corporate Performance Bonus. This bonus will be calculated as follows:

Target Performance Level x Year to Date Bonus Eligible Earnings = Corporate Performance Bonus Payable

3.8 Adjustments. The Compensation Committee may adjust the Performance Percentage or any measure or otherwise increase the Corporate Performance Bonus otherwise payable in order to reflect changed circumstances or such other matters as the Compensation Committee deems appropriate.

PERSONAL PERFORMANCE BONUS

4.1 Personal Performance Level. At the end of the calendar year, each eligible Employee’s supervisor will evaluate the Employee and rate the Employee’s personal performance level. The Personal Performance Bonus for the Chairman and Chief Executive Officer of Newmont Mining shall be determined by the Compensation Committee. In accordance with Newmont Mining’s performance management system, the supervisor will rate the degree to which the Employee met the key objectives that were established for the Employee and performed in accordance with Newmont’s values during the calendar year. Each Employee will be rated by the Employee’s supervisor in one of Newmont Mining’s Performance Rating Categories. In conjunction with these ratings, Newmont Mining will assign a Personal Performance Bonus Factor for the Employee as listed in Appendix C which Personal Performance Bonus Factor may be greater or smaller than the Personal Performance Bonus Factor set forth in Appendix C as determined in the sole discretion of Newmont Mining.

4.2 Determination of Personal Performance Bonus. Subject to Section 4.3, an eligible Employee’s Personal Performance Bonus is the product of (x) the eligible Employee’s Bonus Eligible Earnings times (y) the Personal Performance Bonus Factor determined pursuant to Section 4.1 and (z) multiplying that product by the applicable percentage from the Target Performance Level, as set forth in Appendix C.

4.3 Terminated Eligible Employees. Terminated Eligible Employees shall be eligible to receive a Personal Performance Bonus based upon an assumed Personal Performance Bonus Factor of 1.0, so that the Terminated Eligible Employees will receive a Personal Performance Bonus at their individual Target Performance Level multiplied by their Bonus Eligible Earnings for the calendar year.

4.4 Ineligible Employees. Eligible Employees whose Personal Performance Bonus Factor (determined pursuant to Section 4.1) is less than .15 shall not be eligible to receive a Personal Performance Bonus.

4.5 Adjustments of Personal Performance Bonus. The Compensation Committee may adjust the Personal Performance Bonus Factor or any measure or otherwise increase the Personal Performance Bonus otherwise payable in order to reflect changed circumstances or such other matters as the Compensation Committee deems appropriate.

PAYMENT OF BONUS

5.1 Pay Grade. The bonus payable to an eligible Employee who was in more than one Pay Grade during the calendar year shall be calculated on a pro-rata basis in accordance with the amount of time spent by such eligible Employee in each Pay Grade during the calendar year.

5.2 Time and Method of Payment. The aggregate of any and all bonuses payable under this payroll practice shall be payable to each eligible Employee (other than Terminated Eligible Employees) in cash as soon as practicable following approval of bonuses by the Compensation Committee. Terminated Eligible Employees shall receive the aggregate of any and all bonuses payable under this payroll practice in cash as soon as practicable following the date of their termination from employment with Newmont Mining or a Participating Employer. All payments and the timing of such payments shall be made in accordance with practices and procedures established by Newmont Mining or the Participating Employer.

5.3 Withholding Taxes. All bonuses payable hereunder shall be subject to the withholding of such amounts as Newmont Mining or an Affiliated Entity may determine is required to be withheld pursuant to any applicable federal, state, local or foreign law or regulation.

CHANGE OF CONTROL

6.1 In General. In the event of a Change of Control, each eligible Employee (including Terminated Eligible Employees who terminate employment during the calendar year in which the Change of Control occurs) shall become entitled to the payment of a Corporate Performance Bonus and a Personal Performance Bonus, in accordance with the provisions of this Section.

6.2 Calculation of Bonuses. Upon a Change of Control, each eligible Employee, together with each Terminated Eligible Employee, shall become entitled to the payment of (i) a Corporate Performance Bonus calculated on the basis of a Performance Percentage equal to the greater of the actual results attained for the calendar year or the applicable targets for such Calendar year and (ii) a Personal Performance Bonus calculated on the basis of a Personal Performance Bonus Factor equal to the greater of the actual Personal Performance Bonus Factor for the calendar year or a Personal Performance Bonus Factor of 1.0. If a Change of Control occurs prior to the time that the Compensation Committee has established the targets for the calendar year, such percentages shall be based upon the corresponding percentages for the immediately preceding calendar year.

6.3 Payment of Bonuses. The bonuses payable in accordance with the provisions of this Section VI shall be calculated and paid as soon as practicable following the date of the Change of Control. Such payments shall be subject to the withholding of such amounts as Newmont Mining may determine is required to be withheld pursuant to any applicable federal, state or local law or regulation. Upon the completion of such payments, eligible Employees and Terminated Eligible Employees shall have no further right to the payment of any bonus hereunder (other than any bonus payable hereunder with respect to a previous calendar year that has not yet been paid).

GENERAL PROVISIONS

7.1 Amount Payable Upon Death of Employee. If an eligible Employee who is entitled to payment hereunder dies after becoming eligible for payment but before receiving full payment of the amount due, or if an eligible Employee dies and becomes a Terminated Eligible Employee, all amounts due shall be paid as soon as practicable after the death of the eligible Employee, in a cash lump sum, to the beneficiary or beneficiaries designated by the eligible Employee to receive life insurance proceeds under Group Life and Accidental Death & Dismemberment Plan of Newmont or a successor plan. In the absence of an effective beneficiary designation under said plan, any amount payable hereunder following the death of an eligible Employee shall be paid to the eligible Employee’s estate.

7.2 Right of Offset. To the extent permitted by applicable law, Newmont Mining may, in its sole discretion, apply any bonus payments otherwise due and payable under this payroll practice against any eligible Employee or Terminated Eligible Employee loans outstanding to Newmont Mining or an Affiliated Entity or other debts of the eligible Employee or Terminated Eligible Employee to Newmont Mining or an Affiliated Entity. By accepting payments under this payroll practice, the eligible Employee shall consent to the reduction of any compensation paid to the eligible Employee by Newmont Mining or an Affiliated Entity to the extent the eligible Employee receives an overpayment from this payroll practice.

7.3 Termination. The Board may at any time amend, modify, suspend or terminate this payroll practice; provided, however, that the Compensation Committee may, consistent with its administrative powers, waive or adjust provisions of this payroll practice as it determines necessary from time to time.

7.4 Payments Due Minors or Incapacitated Persons. If any person entitled to a payment under this payroll practice is a minor, or if the Compensation Committee or its delegate determines that any such person is incapacitated by reason of physical or mental disability, whether or not legally adjudicated as an incompetent, the Compensation Committee or its delegate shall have the power to cause the payment becoming due to such person to be made to another for his or her benefit, without responsibility of the Compensation Committee or its delegate, Newmont Mining, or any other person or entity to see to the application of such payment. Payments made pursuant to such power shall operate as a complete discharge of the Compensation Committee, this payroll practice and Newmont Mining.

7.5 Severability. If any section, subsection or specific provision is found to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this payroll practice, and this payroll practice shall be construed and enforced as if such illegal and invalid provision had never been set forth in this payroll practice.

7.6 No Right to Employment. The establishment of this payroll practice shall not be deemed to confer upon any person any legal right to be employed by, or to be retained in the employ of, Newmont Mining or any Affiliated Entity, or to give any Employee or any person any right to receive any payment whatsoever, except as provided under this Payroll Practice. All Employees shall remain subject to discharge from employment to the same extent as if this payroll practice had never been adopted.

7.7 Transferability. Any bonus payable hereunder is personal to the eligible Employee or Terminated Eligible Employee and may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of except by will or by the laws of descent and distribution.

7.8 Successors. This payroll practice shall be binding upon and inure to the benefit of Newmont Mining, the Participating Employers and the eligible Employees and Terminated Eligible Employees and their respective heirs, representatives and successors.

7.9 Governing Law. This payroll practice and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Colorado, unless superseded by federal law.

APPENDIX A

	Consolidated Corporate Performance
	Proportional Net Asset Value per Share (NAV)	Gross Margin	Reserve Replacement Ratio (RRR)	Consolidated Free Cash Flow (FCF)	Earnings per Share (EPS)
Pay Grade 109 and Above, and Pay Grade 108 and below employed by the corporate office (including expatriate assignments) or at a non-site location as determined by the Vice President of Human Resources or his or her delegate	20%	20%	20%	20%	20%

APPENDIX B

Pay Grade	Target Performance Level
E-1	67%
E-2	55%
E-3	50%
E-4	40%
E-5	33.5%
E-6	26.5%
109	25%
107-108	15%
105-106	10%
11-104	5%

APPENDIX C

Performance Rating Category	Personal Performance Bonus Factor
1	0
2.10
3.15
4.50
5	1.0
6	1.15
7	1.25
8	1.35
9	1.50

Pay Grade	Target Performance Level
E-1	33%
E-2	30%
E-3	25%
E-4	20%
E-5	16.5%
E-6	13.5%
109	10%
107-108	9%
105-106	6.5%
103-104	4%
11-102	0%